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                                  EXHIBIT 21

                 SUBSIDIARIES OF FULTON FINANCIAL CORPORATION
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
 Name of Subsidiary    Organized Under the Laws of
 ------------------    ---------------------------
 Fulton Bank                        Pennsylvania

 Farmers Trust Bank                 Pennsylvania

 Swineford National Bank            United States

 Lafayette Bank                     Pennsylvania

 FNB Bank, National Association     United States

 Great Valley Savings Bank          Pennsylvania

 Hagerstown Trust Company           Maryland

 Delaware National Bank             United States

 The Bank of Gloucester County      New Jersey

 Fulton Financial Realty Company    Pennsylvania

 Fulton Life Insurance Company      Arizona

 Central Pennsylvania Financial Corp.  Pennsylvania

 FFC Management, Inc.               Delaware

 The Woodstown National Bank &
   Trust Company                      United States
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